Exhibit (4)

                              STANDSTILL AGREEMENT

                  STANDSTILL  AGREEMENT  dated  as of  January  30,  2001  (this
"Agreement")   between  Owens  Corning  ("Owens   Corning")  and   Owens-Corning
Fiberglass Technology Inc. ("OC Technology").

                  PRELIMINARY STATEMENTS:

(1) Owens Corning and OC Technology entered into a certain License Agreement, dated as of October 1, 1991 (as subsequently amended, the "License Agreement").

                  (2) On October 5, 2000 (the "Petition Date"), Owens Corning, OC Technology and certain of their affiliates (collectively with Owens Corning and OC Technology, the "Debtors") each filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the U.S. Bankruptcy Court for the District of Delaware (the "Court"). The Debtors continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

                  (3) In connection with certain agreements reached with Owens Corning's and OC Technology's pre-petition lenders, Owens Corning and OC Technology, among others, agreed to certain restrictions (the "Restrictions") on cash transfers and other transactions among the Debtors and other affiliates during the Debtors' chapter 11 cases (the "Cases").

                  (4) In connection with the Restrictions, Owens Corning and OC Technology now wish to agree that during the Standstill Period (defined below)
(i) in lieu of Owens Corning making cash royalty payments due after the Petition Date to OC Technology under the License Agreement, such obligations will accrue as administrative claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and (ii) OC Technology will not exercise any remedies against Owens Corning under the License Agreement for such non-payments during the Standstill Period in consideration of the undertakings set forth below.


                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:


                  SECTION 1.  Agreement to Standstill.
                              -----------------------

                  (a) During the period (the "Standstill Period") from the date hereof until the date of confirmation of a plan or plans of reorganization in the Cases, (i) Owens Corning shall not be required to make cash royalty payments (the "Deferred Payments") due after the Petition Date to OC Technology at the times specified under the License Agreement and such Deferred Payments shall accrue as administrative claims under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and (ii) OC Technology will not exercise any enforcement right or remedy under the License Agreement against Owens Corning.

                  (b) Nothing set forth in this Agreement shall constitute a waiver of the rights of OC Technology with respect to any claim against Owens Corning arising under the License Agreement.

                  SECTION 2. Bankruptcy Court Approval. Owens Corning and OC Technology hereby agree to use reasonable best efforts to obtain Court approval of this Agreement.


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                  SECTION 3.  Termination  of Standstill  Agreement.  Each of OC
Technology and Owens Corning shall have the right to terminate the Standstill Period upon (i) the giving of 30 days' notice to the other party; or (ii) upon the entry of an order dismissing the Case of Owens Corning or OC Technology or converting such Case to a case under chapter 7 of the Bankruptcy Code.

                  SECTION 4. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent with respect to any departure by any party hereto therefrom, shall be effective unless the same is in writing and signed by each party hereto, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  SECTION 5. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

                  SECTION 6. Notices. All notices, demands, requests, instructions or other communications to be given under this Agreement by any party to this Agreement to any other party to this Agreement shall be in writing and shall be duly given (i) upon receipt if personally delivered, (ii) when sent if confirmed by telecopier, or (iii) upon receipt following deposit with an overnight courier to the respective addresses set forth below:

                  If to Owens Corning, to:
                  Owens Corning
                  Owens Corning World Headquarters
                  One Owens Corning Parkway
                  Toledo, Ohio  43659
                  Attn: General Counsel
                  Telecopier No.: (419) 248-1720

                  If to OC Technology, to:
                  Owens-Corning Fiberglass  Technology Inc.
                  Owens Corning World Headquarters
                  One Owens Corning Parkway
                  Toledo, Ohio  43659
                  Attn: Secretary
                  Telecopier No.: (419) 248-1720

                  SECTION 12. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION  13.   Governing  Law.  This  Agreement   shall  be
governed by, and construed in accordance with, the laws of the State of Delaware.



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                  IN WITNESS  WHEREOF,  the  parties  hereto  have  caused  this
Agreement to be executed by their respective, duly authorized officers, as of the date first above written.


                                    OWENS CORNING


                                    By:  /s/  Glen H. Hiner
                                    Name:  Glen H. Hiner
                                    Title:    Chief Executive Officer


                                    OWENS-CORNING FIBERGLASS TECHNOLOGY INC.


                                    By:  /s/  Rodney A. Nowland
                                    Name:  Rodney A. Nowland
                                    Title:   Assistant Secretary


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